Exhibit 99.2

BeiGene Announces Appointment of Angus Grant as Chief Business Executive
CAMBRIDGE, Mass. and BEIJING, China, July 1, 2020 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the appointment of Angus Grant, Ph.D., as Chief Business Executive. In this role, Dr. Grant will oversee business development, alliance management, and help drive external innovation and investment to guide BeiGene’s global growth strategy. Dr. Grant will report to John V. Oyler, Co-Founder, Chairman and CEO of BeiGene.
“Angus is the ideal fit to lead our experienced and accomplished business development and alliance management teams and brings the added benefits of extensive experience in research and development and regulatory affairs. We believe that BeiGene has a unique ability to help partners accelerate global clinical development with our 1,200+ person clinical team, and our science and medicine based commercial team of approximately 1,300 in China. We hope to leverage these distinctive capabilities to help other organizations bring innovative medicines more quickly and affordably to patients across the world,” commented Mr. Oyler. “With all we’ve accomplished in just 10 years, we are excited to see the insights and value that Angus will offer as we look ahead to BeiGene’s second decade.”
“I am impressed by BeiGene’s rapid growth, the founders’ vision of transforming the industry, and the team’s persistent hard work. BeiGene has marketed six treatments in oncology to-date, and its deep pipeline and collaborative spirit in working with its partners has put it in a rare group of biotechnology companies built for sustained impact on behalf of patients as well as the industry as a whole. It is an honor to join this endeavor of creating impactful medicines for those in need, and I look forward to working alongside our passionate, talented global team,” said Dr. Grant.
Dr. Grant was most recently CEO of the Dementia Discovery Fund (DDF), a specialist venture capital fund focused on therapeutics for age-related dementias and neurodegenerative disease, where he helped restructure the leadership team and investment strategy to drive novel products to the clinic. Prior to DDF, Dr. Grant spent 12 years at Celgene (now a Bristol Myers Squibb company) serving various leadership roles including Corporate Vice President of Business Development, and Vice President, Regulatory Affairs. Earlier in his career, Dr. Grant worked in business development and regulatory roles at Novartis, Merck KGaA, Rhone Poulanc-Rohrer, SmithKline Beecham, and the U.S. Food and Drug Administration’s Center for Biologics.
Dr. Grant received his undergraduate degree from the University of Richmond and a Ph.D. in anatomy and immunology from the Medical College of Virginia, and he completed his postdoctoral training at the National Cancer Institute. Dr. Grant currently serves as the Chairman of the Board for Toronto Innovation and Acceleration Partners.
About BeiGene
BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 3,800+ employees in China, the United

States, Australia, and Europe are committed to expediting the development of a diverse pipeline of novel therapeutics for cancer. We currently market two internally-discovered oncology products: BTK inhibitor BRUKINSAP®P (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s plans for its business development and alliance management efforts; BeiGene’s ability to help partners accelerate global clinical development and to bring innovative medicines more quickly and affordably to patients across the world; and BeiGene’s drive to have a sustained impact on behalf of patients and the industry as a whole. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact
Craig West
+1 857-302-5189
ir@beigene.com
Media Contact
Liza Heapes or Vivian Ni
+1 857-302-5663 or +1 857-302-7596
media@beigene.com

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